Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
CANNAE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type (1)	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other	5,000,000 (2)	$19.57	$97,850,000	0.0001476	$14,442.66

Total Offering Amounts					$97,850,000		$14,442.66

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$14,442.66

(1)
Represents additional shares of common stock available for future issuance as awards under the Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “
Amended Plan
”). The maximum number of additional shares available for issuance under the Amended Plan is
5,000,000
shares. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form
S-8
shall be deemed to cover any additional shares of the common stock of Cannae Holdings, Inc. (the “
Registrant
”) that become issuable under the Amended Plan by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock of the Registrant.

(2)	Represents 5,000,000 additional shares of the Registrant’s common stock authorized and reserved for issuance under the Amended Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. Such computation is based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on August 7, 2024, a date within five business days of the date of this Registration Statement.